Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER 2021

FINANCIAL RESULTS

Overall Sales Decrease by 52% Reflecting the Record Third Quarter Comparable Sales in 2020 from COVID-19 Related Pandemic Revenue

Building Supply Sales Increase by 31% to a Record $10.1 Million

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the third quarter of 2021 were $14.5 million, a decrease of 51.8%, compared to $30.0 million for the third quarter of 2020.
○	Building Supply segment sales increased by $2.4 million, or 31.4%, to a record $10.1 million, compared to $7.7 million for the three months ended September 30, 2020
○	Disposable Protective Apparel segment sales decreased by 80.3%, to $4.4 million, compared to $22.4 million for the same period of 2020
●	Net income for the third quarter of 2021 was $766,000, or $0.06 per diluted share, compared to $8.1 million, or $0.58 per diluted share, for the third quarter of 2020
●	Cash of $17.6 million and working capital of $49.7 million with no debt as of September 30, 2021

Nogales, Arizona – November 4, 2021 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2021.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The company continued to see the normalization of mask and shield sales to pre-pandemic levels in the third quarter, consistent with management’s prior guidance. The third quarter of 2020 was the high point of pandemic-related mask and shield sales and, as such, creates a higher sales decrease when compared to the third quarter of 2021. Sales for the disposable protective garments in the third quarter of 2021 were down, as inventory levels in the supply chain, primarily with our major international channel partner, were higher than historical levels as a result of record sales in the first and second quarters of 2021. We outlined this expectation in our second quarter earnings release and believe this should normalize as our channel partner’s inventory levels return to normal. This partner’s sales to its end users for the three and nine months ended September 30, 2021 were significantly higher than pre-pandemic levels and through the first nine months of 2020. Although down in the third quarter, year to date disposable protective garments sales have increased by 15.9% compared to the same period in 2020.”

“Building Supply segment sales in the third quarter of 2021 showed continued significant growth, with both our synthetic roof underlayment and housewrap products achieving record quarterly sales. We have now achieved consecutive quarterly sales records in this segment as the second quarter of 2021 was the previous highest quarter in company history. The synthetic roof underlayment sales increase of 35.9% from the third quarter of 2020 was due to the increase in inventory requirements at the dealer level, as well as the expansion of new home construction. The housewrap family of products continued to show growth with a sales increase of 25.7% compared to the third quarter of 2020 due to an increase in new market share and increased demand for new homes construction. We continue to enjoy the increased acceptance of our “system sell” of housewrap with the associated accessories in order to provide customers with a complete solution, adding incremental revenue.”

“We continue to be optimistic regarding our expectation for continued growth in future periods and have committed to increasing production capacity for the Building Supply segment by investing approximately $4.0 million in new equipment, part of which became operational in the latter part of the third quarter of 2021 and began to contribute to the record sales quarter. As a result of a delay in the supply chain, the most expensive piece of equipment is now anticipated to arrive in the latter part of the fourth quarter of 2021 and is expected to be operational in the first quarter of 2022, which will add additional capacity for future growth,” added Hoffman

Net Sales

Consolidated sales for the three months ended September 30, 2021, decreased to $14.5 million, from $30.0 million for the three months ended September 30, 2020, representing a decrease of $15.6 million, or 51.8%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $18.0 million, partially offset by increased sales in the Building Supply segment of $2.4 million.

Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2021 decreased by $18.0 million, or 80.3%, to $4.4 million, compared to $22.4 million for the same period of 2020. This segment decrease was due to a 92.3% decrease in sales of face masks, a 91.9% decrease in sales of face shields, and a 33.1% decrease in sales of disposable protective garments.

The sales mix of the Disposable Protective Apparel segment for the three months ended September 30, 2021 was approximately 69% for disposable protective garments, 23% for face masks and 8% for face shields. This sales mix is compared to approximately 20% for disposable protective garments, 60% for face masks and 20% for face shields for the three months ended September 30, 2020.

Building Supply segment sales for the three months ended September 30, 2021, increased by $2.4 million or 31.4%, to a quarterly record of $10.1 million, compared to $7.7 million for the three months ended September 30, 2020. The Building Supply segment increase was primarily due to a 35.9% increase in sales of synthetic roof underlayment, a 25.7% increase in sales of housewrap and a 26.7% increase in sales of other woven material compared to the same period of 2020.

The sales mix of the Building Supply segment for the three months ended September 30, 2021 was approximately 50% for synthetic roof underlayment, 43% for housewrap and 7% for other woven material. This compared to approximately 49% for synthetic roof underlayment, 44% for housewrap and 7% for other woven material for the three months ended September 30, 2020. Our synthetic roof underlayment product line includes REX SynFelt®, REX TECHNOply® and TECHNO SB®, and our housewrap product line consists of REX Wrap®, REX Wrap® Plus and REX Wrap Fortis®.

Consolidated sales for the nine months ended September 30, 2021, decreased to $55.4 million from $73.7 million for the nine months ended September 30, 2020, representing a decrease of $18.2 million or 24.8%. This decrease consisted of decreased sales in the Disposable Protective Apparel Segment of $23.8 million, partially offset by a $5.5 million increase in sales for the Building Supply segment.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2021, decreased by $23.8 million, or 46.6%, to $27.2 million, compared to $51.0 million for the same period of 2020. This segment decrease was due to a 71.4% decrease in sales of face masks, a 69.6% decrease in sales of face shields and a 15.9% increase in sales of disposable protective garments, all primarily due to customer demand associated with the pandemic.

The sales mix of the Disposable Protective Apparel segment for the nine months ended September 30, 2021 was 61% for disposable protective garments, 28% for masks and 11% for shields. This sales mix is compared to 28% for disposable protective garments, 52% for masks and 20% for shields for the nine months ended September 30, 2020.

Building Supply segment sales for the nine months ended September 30, 2021, increased by $5.5 million, or 24.4%, to $28.2 million, compared to $22.7 million for the same period of 2020. The Building Supply segment increase was primarily due to an increase in sales of synthetic roof underlayment of 34.4%, an increase in sales of housewrap of 19.6%, and an increase in sales of other woven material of 4.3% compared to the same period of 2020. Synthetic roof underlayment sales increased as a result of increased sales of the Company’s TECHNO family of products. Synthetic roof underlayment and housewrap sales were positively affected during the nine months ended September 30, 2021, by an increase in market share as well as improved U.S. housing starts. The U.S. Commerce Department recently reported that new home sales growth re-accelerated in the month of September to 14%, but due to supply chain issues for certain housing components which we do not supply, in addition to inflationary pressures, there is still uncertainty in the housing industry which could affect the Company’s sales.

The sales mix of the Building Supply segment for the nine months ended September 30, 2021 was 50% for synthetic roof underlayment, 42% for housewrap and 8% for other woven material. This compared to 46% for synthetic roof underlayment, 45% for housewrap and 9% for other woven material for the nine months ended September 30, 2020.

Gross Profit:

Gross profit decreased by $10.2 million, or 67.3%, to $4.9 million for the three months ended September 30, 2021, from $15.1 million for the three months ended September 30, 2020. The gross profit margin was 34.1% for the three months ended September 30, 2021, compared to 50.4% for the three months ended September 30, 2020.

Gross profit decreased by $16.0 million, or 43.9%, to $20.4 million for the nine months ended September 30, 2021, from $36.3 million for the same period of 2020. The gross profit margin was 36.7% for the nine months ended September 30, 2021, compared to 49.3% for the same period of 2020.

Management believes that gross profit margin will be negatively affected in 2021 as a result of changes in product mix, as the need for face masks and face shields which have a higher gross profit margin than our other products, declines from the surge in customer demand in 2020 as a result of the COVID-19 pandemic. In addition, gross profit is being negatively impacted by significant increases in ocean freight and other transportation costs as well as higher than normal increases in raw material costs which change at a significantly faster pace than the Company can sometimes fulfill order backlog. Our portfolio of products has been affected by much higher than normal increases in raw material costs. In the current environment, cost increases may rise more rapidly than our sales price increases, which could decrease gross profit.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $696,000, or 15.2%, to $3.9 million for the three months ended September 30, 2021, from $4.6 million for the three months ended September 30, 2020. However, as a percentage of net sales, selling, general and administrative expenses increased to 26.8% for the three months ended September 30, 2021, up from 15.3% for the same period of 2020, primarily as a result of lower net sales.

Selling, general and administrative expenses decreased by $575,000, or 4.3%, to $12.7 million for the nine months ended September 30, 2021, from $13.2 million for the nine months ended September 30, 2020. As a percentage of net sales, selling, general and administrative expenses increased to 22.8% for the nine months ended September 30, 2021, up from 18.0% for the same period of 2020, primarily as a result of lower net sales.

Income from Operations

Income from operations decreased by $9.5 million, or 91.8%, to $849,000 for the three months ended September 30, 2021, compared to $10.4 million for the three months ended September 30, 2020. The decreased income from operations was primarily due to a decrease in gross profit of $10.2 million and an increase in depreciation and amortization expense of $23,000, partially offset by a decrease in selling, general and administrative expenses of $696,000. Income from operations as a percentage of net sales for the three months ended September 30, 2021 was 5.9%, compared to 34.5% for the same period of 2020.

Income from operations decreased by $15.4 million, or 68.6%, to $7.1 million for the nine months ended September 30, 2021, compared to $22.5 million for the nine months ended September 30, 2020. The decreased income from operations was primarily due to a decrease in gross profit of $16.0 million and an increase in depreciation and amortization expense of $65,000, partially offset by a decrease in selling, general and administrative expenses of $575,000. Income from operations as a percentage of net sales for the nine months ended September 30, 2021 was 12.8%, compared to 30.6% for the same period of 2020.

Net Income

Net income for the three months ended September 30, 2021 was $766,000, compared to net income of $8.1 million for the three months ended September 30, 2020, representing a decrease of $7.3 million or 90.6%. Net income as a percentage of net sales for the three months ended September 30, 2021 was 5.3%, and net income as a percentage of net sales for the same period of 2020 was 27.0%. Basic earnings per common share for the three months ended September 30, 2021, and 2020 were $0.06 and $0.60, respectively. Diluted earnings per common share for the three months ended September 30, 2021 and 2020 were $0.06 and $0.58, respectively.

Net income for the nine months ended September 30, 2021 was $6.2 million, compared to net income of $19.7 million for the same period of 2020, representing a decrease of $13.5 million, or 68.7%. The decrease in net income between the nine months ending 2021 and 2020 was due to a decrease in income before provision for income taxes of $15.2 million, partially offset by a decrease in provision for income taxes of $1.7 million. A tax benefit from stock options exercised positively impacted net income in the first quarter of 2020 by an estimated $2.0 million. Net income as a percentage of net sales for the nine months ended September 30, 2021 was 11.1%, and net income as a percentage of net sales for the same period of 2020 was 26.7%. Basic earnings per common share for the nine months ended September 30, 2021 and 2020 were $0.46 and $1.46, respectively. Diluted earnings per common share for the nine months ended September 30, 2021 and 2020 were $0.45 and $1.41, respectively.

Balance Sheet

As of September 30, 2021, the Company had cash of $17.6 million compared to $23.3 million as of December 31, 2020. The decrease in cash from December 31, 2020 was due to cash used in investing activities of $2,391,000 and cash used in financing activities of $3,686,000, partially offset by cash provided by operating activities of $2,969,000. Working capital totaled $49.7 million and the Company’s current ratio was 17:1, compared to a current ratio of 9:1 as of December 31, 2020.

Inventory increased by $6.4 million or 38.5%, to $23.2 million as of September 30, 2021, from $16.7 million as of December 31, 2020. The increase was primarily due to an increase in inventory for the Disposable Protective Apparel segment of $4.9 million, or 42.2%, to $16.4 million and an increase in inventory for the Building Supply segment of $1.6 million, or 30.3%, to $6.8 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended September 30, 2021, we repurchased 46,000 shares of the Company’s common stock at a cost of $369,000. As of September 30, 2021, we had repurchased a total of 18,492,917 shares of the Company’s common stock at a cost of approximately $42 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of September 30, 2021, we had $409,000 available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future. The Company has made approximately $4.0 million in commitments for capital investments to increase production capacity in the Building Supply segment, of which $2.5 million has been paid as of September 30, 2021.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2021	2020 (1)
Assets
Current assets:
Cash and cash equivalents	$17,636,000	$23,292,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 as of September 30, 2021 and $71,000 as of December 31, 2020	3,991,000	8,132,000
Accounts receivable, related party	1,396,000	905,000
Inventories, net	23,190,000	16,749,000
Prepaid expenses	6,562,000	6,225,000
Total current assets	52,775,000	55,303,000

Property and equipment, net	6,136,000	4,353,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	4,000	7,000
Right-of-use assets	2,872,000	3,535,000
Equity investment in unconsolidated affiliate	6,172,000	5,549,000
Total assets	$68,014,000	$68,802,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,029,000	$1,983,000
Accrued liabilities	1,120,000	2,793,000
Customer advance payments of orders	-	209,000
Lease liabilities	880,000	867,000
Total current liabilities	3,029,000	5,852,000

Lease liabilities, net of current portion	2,046,000	2,719,000
Deferred income tax liabilities, net	211,000	211,000
Total liabilities	5,286,000	8,782,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,162,341 and 13,419,847 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	132,000	135,000
Additional paid-in capital	-	409,000
Retained earnings	62,596,000	59,476,000
Total shareholders' equity	62,728,000	60,020,000
Total liabilities and shareholders' equity	$68,014,000	$68,802,000

1) The condensed consolidated balance sheet as of December 31, 2020 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		Septermber 30,
	2021	2020	2021	2020

Net sales	$14,475,000	$30,027,000	$55,442,000	$73,681,000

Cost of goods sold, excluding depreciation and amortization	9,533,000	14,891,000	35,089,000	37,378,000
Gross profit	4,942,000	15,136,000	20,353,000	36,303,000

Operating expenses:
Selling, general and administrative	3,884,000	4,580,000	12,661,000	13,236,000
Depreciation and amortization	209,000	186,000	611,000	546,000
Total operating expenses	4,093,000	4,766,000	13,272,000	13,782,000

Income from operations	849,000	10,370,000	7,081,000	22,521,000

Other income:
Equity in income of unconsolidated affiliate	112,000	250,000	623,000	456,000
Gain /(Loss) on marketable securities	-	(24,000)	-	(42,000)
Interest income, net	1,000	1,000	2,000	17,000
Total other income	113,000	227,000	625,000	431,000

Income before provision for income taxes	962,000	10,597,000	7,706,000	22,952,000

Provision for income taxes	196,000	2,490,000	1,550,000	3,284,000

Net income	$766,000	$8,107,000	$6,156,000	$19,668,000

Basic earnings per common share	$0.06	$0.60	$0.46	$1.46

Diluted earnings per common share	$0.06	$0.58	$0.45	$1.41

Basic weighted average common shares outstanding	13,177,520	13,588,554	13,255,125	13,431,210

Diluted weighted average common shares outstanding	13,419,485	14,033,027	13,555,925	13,977,564